Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of November 25, 2015

By and among

SPANAWAVE CORPORATION, a California Corporation,

And

GIGA-TRONICS INCORPORATED, a California corporation,

ADDRNDUM

1.      Conditions for effective date of Asset Purchase Agreement

EXHIBITS

A	Definitions
B	Covenant Not To Sue
C	First Amendment to Distribution Agreement Between Giga-tronics, Inc. and Liberty Test Equipment
D	Second Amendment to Distribution Agreement Between Giga-tronics, Inc and Liberty Test Equipment
E	Seller Transition Services Agreement

SCHEDULES

2.1	Acquired Assets
2.2.4	Excluded Assets – includes non-Dedicated equipment, etc.
2.7	Allocation Principles
3.3	Authorization of Governmental Authorities
3.4	Effect of Contemplated Transactions
3.5	Absence of Certain Developments
3.6	Assets
3.7	Intellectual Property
3.8.1	Legal Compliance
3.8.2	Permits
3.9	Contracts
3.10	Affiliate Transactions
3.11	Customers and Suppliers
3.12	Litigation
3.13	Product Warranties
4.3	Authorization of Governmental Authorities
4.4	Effect of Contemplated Transactions
4.5	Assignment and Waiver Agreement with Liberty Test Equipment, Inc.
5.7	Non-Exclusive License

-ii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of November 25, 2015 (as amended or otherwise modified, the “Agreement”), is between Spanawave Corporation, a California corporation (the “Buyer”) and Giga-tronics Incorporated, a California corporation (the “Seller”), (the Seller, together with the Buyer, each, a “Party” and, collectively, the “Parties”).

recitals

WHEREAS, the Seller is engaged, as a part of its business, in the development, manufacturing, testing, supporting, selling and distributing of the product line known as Power Measurement, Network Measurement, Power Amplifier, and Microwave Signal Generator Product Lines (the “Business”) ;

WHEREAS, the Seller has ownership rights in all assets used or held for use in the Business; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Business in a transaction structured as a sale by the Seller to the Buyer of the Acquired Assets (as hereinafter defined) in exchange for the Purchase Price and the assumption of certain Assumed Liabilities, on the terms and subject to the conditions described below in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

agreement

1.     DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Terms capitalized but not defined in this Agreement are defined on Exhibit A. Exhibit A also contains section references to terms defined in the body of this Agreement.

2.     PURCHASE AND SALE OF THE ASSETS.

2.1.     Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller hereby agrees to sell, assign, convey and transfer to the Buyer, and the Buyer hereby agrees to acquire from the Seller, all of the Seller’s right, title and interest in and to all of the business, properties, assets, goodwill and rights of the Seller of whatever kind or nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of the Seller in the conduct of the Business by Seller as of the Closing (other than Excluded Assets), including but not limited to all of Seller’s right, title and interest in and to the following assets used in the conduct of the Business as of the Closing including the product parts and Dedicated equipment set forth on Schedule 2.1 (collectively, the “Acquired Assets”), free and clear as of the date of Closing of any Encumbrance:

2.1.1     All inventories, wherever located, including inventories of raw materials, finished goods, operating supplies, work-in-process, and packaging;

2.1.2     All owned personal property, including Dedicated machinery and equipment, computer equipment and systems, software, hardware and other materials, where “Dedicated” means such machinery and equipment, computer equipment and systems, software, hardware and other materials that are solely and exclusively allocated and intended for use with the Acquired Assets;

2.1.3     All supplier lists, pricing information, and all Contractual Obligations for the purchase of goods or services, including all such items relating to the purchase of capital assets, products and supplies;

2.1.4     All other Contract Obligations, including all licenses, conditional sale or title retention agreements and guarantees;

2.1.5     All Intellectual Property including all trademarks/service marks used or held for use in the Business as currently conducted, and the goodwill associated therewith except the name, trade name or trademark “Giga-tronics” pursuant to Section 2.2.2;

2.1.6     All Permits to the extent assignable; and

2.1.7     All records of the products and manufacturing drawings, inventory, and all technical, sales and promotional literature related to the Acquired Assets.

2.1.8      For a period of 36 months following the Closing:

(a)     Seller will install and maintain a Buyer designed, mutually agreeable html page with links residing on Seller’s web site directing all current users of the Product Lines acquired by Buyer to web site destinations determined at the sole discretion of the Buyer. This web page must be easily accessible and visible by users searching for the Product Lines being acquired by the Buyer.

(b)     Seller will install and maintain an Automatic Telephone line transfer in the same format as it exists on Seller’s current system. The transfer to be modified to cover all Product Lines and Services for the Product Lines being acquired by the Buyer.

     (c) For a period not to exceed eighteen (18) months following the Closing Date, to the extent that Seller receives any sales or support calls with respect to the Acquired Assets, Seller agrees to forward such calls to Buyer.

2.1.9      Any other assets; tangible or intangible, not otherwise expressly identified herein, which are in any manner required for the manufacturing and support of the product lines, products or models.

Notwithstanding anything to the contrary contained in this Section 2.1, to the extent any of such Acquired Assets used in the conduct of the Business is also used by Seller in its businesses other than the Business, Seller shall so indicate on Schedule 2.1, and Buyer’s at its sole discretion, may provide Seller with a license to use such assets in connection with Seller’s other businesses and Seller shall continue to have the right to use such assets in its business other than the Business.

The parties have agreed that such purchase and sale of the Acquired Assets shall take place in six (6) distinct phases (each a “Phase”), the date of completion of which shall be referred to as a Phase Completion Date, as set forth in Schedule 2.1. The terms of this Section 2.1 shall apply to each Phase with respect to the Acquired Assets assigned and set forth in Schedule 2.1. The Inventory associated with the Acquired Assets in each Phase shall be (i) valued at the less of the Seller’s then current net book value (NBV) or fair market value (FMV) as agreed to by both Parties, and (ii) paid by Buyer, no later than on each respective Phase Completion Date.

2.2.     Excluded Assets. Notwithstanding anything contained herein to the contrary, the Buyer acknowledges that the following assets of the Seller shall be excluded from the assets to be sold to the Buyer hereunder, and, to the extent in existence on the Closing Date, the Seller shall retain all of the Seller’s right, title and interest in and to the following assets, properties and rights (collectively, the “Excluded Assets”):

2.2.1     all cash and cash equivalents of the Business;

2.2.2     any rights to the name, trade name or trademark “Giga-tronics” or any rights to use the same either alone or in combination with other words; provided, that Buyer shall be permitted to use finished goods, supplies and sales literature transferred pursuant to Section 2.1 of this Agreement

2.2.3     all assets, whether or not used in the conduct of the Business, which are identified as Excluded Assets on Schedule 2.2.3; and

2.2.4     all rights of the Seller under this Agreement and any Ancillary Agreement except as otherwise provided for in this Agreement.

2.3.     Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, the Buyer hereby assumes and the Seller hereby assigns to the Buyer the following specified Liabilities of the Seller (the “Assumed Liabilities”), but no others:

2.3.1     all Liabilities for post-Closing performance under the Contractual Obligations included within the Acquired Assets but excluding (i) any Liabilities arising from or directly or indirectly related to any violation, breach or default of such Contractual Obligations occurring prior to the Closing, (ii) any Liabilities arising from any action or omission of the Seller prior to the Closing or (iii) any Liabilities relating to loss obligations or loss commitments associated with the Business.

2.3.2      For products in each phase transfer, until each respective Phase Completion Date, Seller agrees to continue to service the Business product line at no cost to Buyer when product is in-warranty and at cost when product is out of warranty. Any additional services that may be needed from the seller shall be negotiated under a separate Seller Transition Services Agreement as needed.

Notwithstanding any provision in this Agreement to the contrary, the Buyer is not assuming, and shall not be deemed to have assumed, any Liability of the Seller of whatever nature other than the Assumed Liabilities specifically described above. No assumption by the Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve the Seller from any liability under this Agreement with respect to any representations or warranties or covenants made by the Seller to the Buyer.

2.4.     Total Purchase Price. The total purchase price which the Buyer shall pay for the Acquired Assets and Inventory and in consideration of the covenants of the Seller contained herein (the “Purchase Price”) is

●

$1,500,000 USD in cash for the Acquired Assets (as provided in Section 2 hereof), Intellectual Property and the Buyer’s assumption of the Assumed Liabilities (as provided in Section 2.3 hereof) on or before the Closing Date, pursuant to the terms of this Agreement pursuant to Schedule 2.1.

●

The Inventory of Acquired Assets at each associated Phase of the Transaction, all valued at the lesser of the Seller’s then current net book value (NBV) or fair market value (FMV) as agreed to by both Parties, on each respective Phase Completion Date.

The Purchase Price shall be paid in installments per each of the six (6) Phases as outlined in Schedule 2.1 with respect to each applicable list of Acquired Assets. For each respective Phase, the Buyer shall pay each Phase Purchase Price Installment as follows: (i) 50% of the Purchase Price for each Phase at the Phase Commencement Date, and (ii) the remaining 50% of the Phase Purchase Price Installment upon each Phase Completion Date, pursuant to Schedule 2.1.

The Parties expect delivery of the Electronic Data associated with each Phase at the respective Phase Commencement Date.

2.5.     The Closing. Subject to the terms and conditions of this Agreement, the consummation of the six Phase transactions (the “Closing”) contemplated by this Agreement will take place at the offices of Giga-tronics, Inc, 4650 Norris Canyon Road, San Ramon, California, on or after the date of this Agreement upon the satisfaction of the conditions set forth in Section 7, but no later than August 1, 2016 (unless otherwise mutually extended by the Parties), as provided below.

2.5.1     At the Closing:

(a)     The Seller shall physically transfer all of the remaining Electronic Data to the Buyer.

(b)     The Buyer shall have completed all Phase Purchase Price Installments to the Seller pursuant to the schedule specified in Schedule 2.1 by wire transfer.

(c)     Each Party shall execute and deliver to the other a counterpart signature to a Seller Transition Services Agreement substantially in the form of Exhibit E as needed.

(d)     Each Party shall execute and deliver to the other a counterpart signature to a Covenant Not To Sue substantially in the form of Exhibit B.

(e)     The Seller shall provide a release from Bridge Bank and Partners For Growth in a form satisfactory to the Buyer releasing all liens Bridge Bank and Partners For Growth may have with respect to the Business or any Acquired Assets.

2.6.     Assignment of Certain Acquired Assets.

2.6.1     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset that is not assignable or transferable without the consent of any Person, other than any Seller, Buyer or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Seller shall use, both prior to and after the Closing, commercially reasonable efforts to obtain at its own cost, and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer thereof.

2.7.     Allocation of the Purchase Price. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the assets in accordance with the allocation principles set forth on Schedule 2.7 and with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation and any adjustments thereto shall be binding among the parties hereto (unless such allocation is challenged by the IRS and the IRS imposes an alternative allocation, in which case such alternative allocation and any adjustments thereto shall be binding among the parties hereto). The Buyer shall deliver such allocation to the Seller within 120 days after the Closing Date. The Buyer shall prepare any adjustments required to the allocation. This allocation shall only apply with respect to Taxes. The Parties shall report, act and file their respective Tax Returns in accordance with such allocation and any adjustments thereto and shall not take any position or action inconsistent with such allocation and any adjustments thereto. The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare the allocation and any adjustments thereto.

3.     REPRESENTATIONS AND WARRANTIES OF THE SELLER.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated herein, the Seller hereby represents and warrants to the Buyer as follows:

3.1.     Organization. The Seller is duly organized, validly existing and in good standing under the laws of California and is duly qualified to do business and in good standing in each jurisdiction except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.

3.2.     Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller. This Agreement and each Ancillary Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the full power and authority necessary to own and use its assets and carry on the Business as is currently conducted.

3.3.     Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no authorization, consent or approval by, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby by the Seller.

3.4.     Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Seller of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the receipt of any authorization, consent or approval, or the making of any filing with, any Governmental Authority, in each case as disclosed on Schedule 3.3, violate any material Legal Requirement applicable to the Seller; (b) result in a breach or violation of, or default under, any Contractual Obligation; (c) require any authorization, consent or approval of, or notice to, any Person under any Contractual Obligation; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Acquired Asset; or (e) result in a breach or violation of, or default under, the articles of incorporation and bylaws of the Seller.

3.5.     Absence of Certain Developments. Since March 28, 2015, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.5:

(a)     there has been no material loss, destruction, damage, or diminution of value affecting the Acquired Assets;

(b)     any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets (including the Acquired Assets) of the Seller used primarily in the Business, other than in the Ordinary Course of Business;

(c)     the Seller has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.5; and

(d)     no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.6.     Assets. The Seller has sole and exclusive, good and marketable title to, or right to use, all of the Acquired Assets, whether real or personal and whether tangible or intangible. Except as disclosed on Schedule 3.6, none of the Acquired Assets is subject to any Encumbrance. The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to conduct the Business as currently conducted. The Acquired Assets are adequate and sufficient, in all material respects, to conduct the business of the Business in a manner substantially equivalent to the manner in which it is currently conducted.

3.7.     Intellectual Property.

3.7.1     The Seller is the exclusive owner of or has the exclusive right to use all Intellectual Property included in the Acquired Assets (“Acquired Intellectual Property”), no Acquired Intellectual Property is in the control of any Person other than the Seller, and all such Acquired Intellectual Property is free and clear of Encumbrances. No Acquired Intellectual Property is subject to any outstanding Government Order, and no Action is pending or, to the Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Acquired Intellectual Property. The execution of this Agreement and the consummation of the transactions contemplated thereby will not alter or impair the Acquired Intellectual Property or the Buyer’s right to use the Acquired Intellectual Property.

3.7.2     The Seller has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and the Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using Intellectual Property rights of any third party). To the Seller’s Knowledge at the time of signing this Agreement, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Acquired Intellectual Property.

3.7.3     Schedule 3.7 identifies each item of Intellectual Property that any Person besides the Seller owns and that is used by the Seller or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation, other than standard, commercially-available, off-the-shelf software licenses (the “Licenses”). Except as disclosed on Schedule 3.7, there are no royalties for the use of any such Intellectual Property.

3.7.4     The Seller either solely owns or is validly licensed to use all software used by the Business including the right to grant sub-licenses to its customers. Seller represents that it is in compliance in all material respects, and in good standing, with the terms and conditions of any licensed software set forth on Schedule 3.7, including to any open source software. Seller has all rights necessary to develop and maintain all such software and no action will be necessary to enable the Business to continue to use, develop, license, modify and maintain such software to the same extent and in the same manner as it had been done prior to the Closing.

3.8.     Legal Compliance; Permits.

3.8.1     Legal Compliance. The Seller is not in breach or violation of, or default under, and has not been in breach or violation of, or default under (a) its articles of incorporation and bylaws or (b) any material Legal Requirement, in each case related to or materially affecting the Business, except for breaches, violation or defaults disclosed on Schedule 3.8.1.

3.8.2     Permits. The Seller has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business as currently conducted. Schedule 3.8.2 describes each Permit held by the Seller and related to or affecting the Business and the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 3.8.2, (a) the Permits are valid and in full force and effect, (b) the Seller is not in breach or violation of, or default under, any such Permit and (c) all Permits may be assigned by the Seller to Buyer and such Permits will continue to be valid and in full force and effect with respect to the Business, on identical terms following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.9.     Contracts.

3.9.1     Contracts. Except as disclosed on Schedule 3.9, with respect to the conduct of the Business, the Seller is not bound by or a party to:

(a)     any Contractual Obligation (or group of related Contractual Obligations) other than any Contractual Obligation which by its terms can be terminated upon no longer than 120 days’ written notice without any further Liability to the Seller;

(b)     any Contractual Obligation with a supplier to the Business;

(c)     any Contractual Obligation relating to the acquisition or disposition of any Acquired Asset;

(d)     any material license (whether as licensor or licensee) or similar agreement permitting the use of any Intellectual Property related to or affecting the Business;

(e)     any Contractual Obligation under which the Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f)     any Contractual Obligation containing non-competition covenants (whether the Seller is subject to or the beneficiary of such obligations); or

(g)     any agency, dealer, distributor, sales representative, marketing or other similar agreement related to or affecting the Business.

The Seller has delivered to the Buyer true, accurate and complete copies of each Contractual Obligation required to be disclosed on Schedule 3.7 (Intellectual Property), 3.9 (Contracts), or 3.10 (Affiliate Transactions) (each, a “Disclosed Contract”) that is embodied in a written instrument, in each case, as amended or otherwise modified and in effect. The Seller has delivered to the Buyer a written summary setting forth the terms and conditions of each oral Disclosed Contract.

3.9.2     Enforceability, etc. Each Disclosed Contract is enforceable against each party to such Disclosed Contract, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

3.9.3     Breach, etc. Neither the Seller nor, to the Seller’s Knowledge at the time of signing this Agreement, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract. Neither the Seller, nor any of its Affiliates has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Disclosed Contracts. With respect to any Disclosed Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Disclosed Contract is exercised, neither the Seller nor any of its Affiliates has received any notice (written or oral), or otherwise has any knowledge, that any such Disclosed Contract will not be, or is not likely to be, so renewed or that any such extension option will not be exercised.

3.10.     Affiliate Transactions. Except for the matters disclosed on Schedule 3.10, no Affiliate of any Seller is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with the Seller. Except as disclosed on Schedule 3.10, no Affiliate of any Seller owns any asset used in, or necessary to, the Business.

3.11.     Customers and Suppliers. Schedule 3.11 sets forth a complete and accurate list of (a) the suppliers, as applicable, of materials, products or services to the Business (measured by the aggregate amount purchased by the Seller) during the most recent completed fiscal year and (b) all direct customers of the Business. The relationships of the Seller with the customers and suppliers required to be listed on Schedule 3.11 are good commercial working relationships and none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increases in the prices charged or paid, as the case may be) or notified the Seller of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter its relationship with the Seller.

3.12.     Litigation; Governmental Orders. Schedule 3.12 sets forth each instance in which the Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to or affecting the Business or (b) is a party, or to the Sellers’ Knowledge at the time of signing this Agreement, is threatened to be made a party, to any Action related to or affecting the Business.

3.13.     Product Warranties. Schedule 3.13 includes a summary of the guaranty, warranty, and indemnity provisions contained in the Seller’s standard terms and conditions of service and related to or affecting the Business. Except as disclosed in Schedule 3.13, no product of the Business sold or related service provided by the Seller is subject to any guaranty, warranty, or other indemnity. The Seller has no Liability for replacement or repair of any products serviced by the Seller or other damages in connection with any products serviced by the Seller. Schedule 3.13 sets forth a list of all concluded Actions (including the disposition thereof) against the Seller with respect to the Business relating to, or otherwise involving, alleged defects in the products or services provided by the Seller, or the alleged failure of any such products or services to meet specifications.

3.14.     No Brokers. The Seller has no Liability to any broker, finder or agent in connection with the transactions contemplated by this Agreement other than those which will be borne by the Seller.

3.15.     Inventory. All of the inventory included in the Acquired Assets was acquired or produced in the ordinary course of business, and such inventory is valued at the lesser of the Seller’s then current net book value (NBV) or fair market value (FMV), as agreed to by both Parties, is currently saleable and marketable in the Ordinary Course of Business without markdowns, and does not contain any damaged or unusable items. The Seller has inventory on hand or has entered into purchase orders for the purchase of inventory sufficient to allow it to meet the requirements of current outstanding sales orders, all of which were or will have been placed by Buyer.

3.16.     Disclosure. The representations and warranties contained in this Section 3, taken together with the disclosures contained in the schedules attached hereto, do not contain any untrue statement material fact or omit to state any material fact necessary in order to make the statements and information contained herein and therein not misleading.

4.     REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that:

4.1.     Organization. The Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2.     Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3.     Authorization of Governmental Authorities. Except as disclosed in Schedule 4.3, no action, authorization, consent or approval of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the transactions contemplated by this Agreement by the Buyer.

4.4.     Noncontravention. Except as disclosed in Schedule 4.4, neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the receipt of any authorization, consent or approval, or the making of any filing with, any Governmental Authority, in each case as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to the Buyer; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Buyer; (c) require any authorization, consent or approval of, or notice to, any Person under any Contractual Obligation of the Buyer; or (d) result in a breach or violation of, or default under, the articles of incorporation or bylaws of the Buyer.

4.5.     No Brokers. The Buyer has no Liability to any broker, finder or agent with respect to the transactions contemplated in this Agreement other than those which will be borne by the Buyer.

5.     COVENANTS.

5.1.     Expenses. With respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the transactions contemplated by this Agreement (the “Transaction Expenses”), the Seller will bear the Transaction Expenses of the Seller, and the Buyer will bear the Transaction Expenses of the Buyer.

5.2.     Confidentiality of the Sellers.

5.2.1     The Seller acknowledges that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 5.2.1. Accordingly, the Seller hereby agrees with the Buyer that the Seller will not, and that the Seller will cause its representatives and Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 5.2.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded Buyer to contest such disclosure, (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, or (iii) that is on backups or archives and is not feasible after reasonable commercial efforts to return or destroy.

5.2.2     Notwithstanding the foregoing, the Seller and its representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of and strategies relating to the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Seller relating to such tax treatment, tax strategies and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

5.3.     Publicity. No public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the provisions of this Section 5.3 will not prohibit any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

5.4.     Noncompetition.

5.4.1     Except as otherwise permitted in this Agreement, after the Closing Date, the Seller agrees not to re-enter the associated Power Measurement, Network Measurement, Microwave Signal Generator and Power Amplifier General Purpose Electronic Test Equipment (“GPETE”) market(s).  Should Seller be acquired by a third party, notwithstanding Section 8.2, such acquiring company shall be prohibited from entering the associated Power Measurement, Network Measurement, Microwave Signal Generator, and Power Amplifier GPETE market(s) using the Acquired Assets, as set forth in Schedule 2.1, with their associated intellectual property. Excluded from the noncompetition is the Seller’s new Advanced Signal Generator and related non-GPETE products, which are in no way associated with this Agreement.

5.4.2     The Seller acknowledges that in view of the nature of the Acquired Assets and the business objectives of the Buyer in acquiring them, and the consideration paid to Seller therefor, the limitations set forth in Sections 5.2.1 (Confidentiality) and 5.4.1 (Non-Competition) are reasonable and properly required for the adequate protection of the Buyer. The Seller further acknowledges that the remedy at law for any breach or threatened breach by them of the agreements contained in Sections 5.2.1 or 5.4.1 will be inadequate and agrees that the Buyer, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to seek preliminary or permanent injunctive relief without being required to prove actual damages or to post a bond or other undertaking and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 5.4.2 constitutes an independent and severable covenant and if any or all of the provisions of this Section 5.4.2 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.

5.5.     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, will be paid by Buyer when due. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

5.6.     Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by the Seller from and after the Closing (a) attributable to, or in respect of, any Acquired Asset and (b) which become the property of the Buyer as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Seller shall provide notice of such receipt or collection to the Buyer and use its reasonable efforts to pay within ten (10) Business Days of their receipt or collection to the Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Buyer or by other means acceptable to the Buyer.

5.7.     Non-Exclusive License. As further evidenced by the Covenant Not To Sue to be delivered pursuant to Section 2.5 of this Agreement, the Seller hereby grants to Buyer a non-exclusive, fully paid up, transferable, worldwide, royalty-free license, with the right to sublicense for purposes of conducting the Business, under all Intellectual Property owned or controlled by Seller as of the Closing necessary to conduct the Business as it was conducted or had been conducted by Seller as of the Closing Date including research, development and commercialization of products and methods of the Business, and not specifically conveyed to Buyer under the terms of this Agreement. To the extent that there is intellectual property not owned or controlled by Seller but necessary to conduct the Business as it was conducted or had been conducted by Seller as of the Closing Date, Seller agrees to assist Buyer in obtaining rights to such intellectual property, as declared in Schedule 5.7.

5.8.     Access to Records and Employees After Closing. For a period of two (2) years after the Closing Date, the Parties shall afford one another and their respective Representatives reasonable access to all of the records of the products and manufacturing drawings, inventory, and all technical, sales and promotional literature related to the Acquired Assets to the extent that such access may reasonably be required by the other Parties in connection with tax or litigation matters (excluding litigation between the Buyer or any Affiliate on the one hand and the Seller or any Affiliate on the other hand) relating to the Business prior to the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party shall not be responsible for any costs or expenses incurred by them pursuant to this Section 5.8, except for reasonable out-of pocket expenses incurred by the party of whom the request was made. If Buyer or the Seller desire to dispose of any of such records prior to the expiration of such two-year period, they shall, prior to such disposition, give the other party a reasonable opportunity, at such party’s expense, to segregate and remove such records as such party may select.

5.9.     Inventory Claims. Buyer agrees to pay Seller the value of the Inventory associated with the Acquired Assets for each Phase of the Transaction as specified in Schedule 2.1, on the date of transfer of such Inventory to Buyer, but in no event later than the respective Phase Completion Date.

5.10.     Conduct of the Business. From the date hereof until the Closing Date, the Seller shall conduct the operation of the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the Business as conducted as of the date of this Agreement and preserve intact relationships with third parties relating to the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Buyer or mutual agreement by the Parties, the Seller shall not (i) sell, transfer, lease or dispose of any Acquired Assets nor engage in any discussions with any third parties related to the sale, transfer, lease or disposition of any Acquired Assets, (ii) create, incur or assume any indebtedness that creates a lien upon any Acquired Assets, (iii) take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct in all material respects, (iv) undertake any action or engage in any omission which shall impair or jeopardize the Seller’s rights in the Acquired Intellectual Property, or (iv) fail to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every Governmental Authority applicable to the Business and to the conduct of the Business and perform all of its obligations with respect thereto without default. Prior to the Closing Date, the Parties shall promptly notify each other of any notice from any Person alleging consent is required in connection with the transactions contemplated by this Agreement or of any notice from any Governmental Authority relating to the Business.

5.11.     Further Assurances. Subject to the terms and conditions of this Agreement, upon the request of either the Seller or the Buyer, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller shall provide all cooperation reasonably requested by the Buyer in connection with any effort by the Buyer to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers and releases, and causing its representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means. To the extent further transfer or assignment of any Acquired Asset is required, and the Seller has not executed and returned the form of assignment reasonably requested by the Buyer to the Seller within ten (10) Business Days of the delivery of such request to Seller at the address for notices set forth in this Agreement, then the Seller hereby irrevocably appoints the Buyer as its attorney-in-fact with the right, authority and ability to execute and enter into such assignment on behalf of the Seller. The Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of the Seller at any future time. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Seller or other Person with whom the Seller has a relationship from maintaining the same relationship with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller shall, and shall cause their Affiliates and their respective Representatives and other agents to, cooperate and assist the Buyer with an orderly transition of the Business and Acquired Assets to the Buyer.

6.     INDEMNIFICATION.

6.1.     Indemnification by the Seller.

6.1.1     Indemnification. Subject to the limitations set forth in this Section 6, the Seller will indemnify and hold harmless the Buyer and each of Buyer’s Affiliates, and the representatives and Affiliates of each of the foregoing (each, a “Buyer Indemnified Persons”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, and expenses actually incurred by a Buyer Indemnified Person or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons to the extent caused by and arising out of or directly relating to:

(a)     any fraud of the Seller or any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement;

(b)     any material breach or violation of any covenant or agreement of the Seller (including under this Section 6) in or pursuant to this Agreement;

(c)     the use, license, distribution or sale of Acquired Assets by or on behalf of Seller during the period after the effective date of this Agreement and before each applicable Phase Completion Date and the Closing Date, if such Losses would not have occurred but for such use, license, distribution or sale;

(d)     any Liability of the Seller which is not an Assumed Liability; or

(e)     any Taxes or nonpayment thereof by the Seller for any taxable period, any transfer Taxes as determined under Section 5.5 and any Taxes relating to the Business or Acquired Assets for any taxable period or portion thereof ending on or before the Closing Date.

6.1.2     Monetary Limitations. Seller’s obligation to indemnify the Buyer Indemnified Persons pursuant to Section 6.1.1 shall be not exceed in the aggregate the sum of Five Hundred Thousand Dollars ($500,000).

6.2.     Indemnification by the Buyer. Subject to the limitations set forth in this Section 6, the Buyer will indemnify and hold harmless the Seller and the Seller’s Affiliates, and the representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons to the extent caused by and arising out of or directly relating to:

6.2.1     any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement;

6.2.2     any breach or violation of any covenant or agreement of the Buyer (including under this Section 6) in or pursuant to this Agreement;

6.2.3          the use, license, distribution or sale of Acquired Assets by or on behalf of Buyer on or after each application Phase Completion Date and the Closing Date; or

6.2.4     any liability or obligation arising out of or relating to any Assumed Liability.

6.3.     Time for Claims. The representations and warranties contained in this Agreement survive the Closing; provided, that no claim may be made or suit instituted seeking indemnification pursuant to Sections 6.1.1(a) or 6.2.1 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)     at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of charter or bylaws), 3.7 (Assets), 3.14 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4(d) (Breach of charter or bylaws) or 4.5 (No Brokers) or in the case of any claim or suit based upon violations of law, fraud or intentional misrepresentation; and

(b)     at any time prior to the thirtieth (30th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.8.1 (Legal Compliance).

6.4.     Third Party Claims.

6.4.1     Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually and materially prejudices the Indemnifying Party.

6.4.2     Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 6.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, provided such participation shall not unduly interfere with the Indemnifying Party’s defense activities and efforts.

6.4.3     Limitations on Indemnifying Party. The Indemnifying Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

6.4.4     Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 6.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, upon five (5) days’ prior written notice, provided the Indemnifying Party does not resume the defense during those five (5) days or delivers such required notice, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 6.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

7.     CONDITIONS TO CLOSING.

7.1.     Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

7.1.1     (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement; and (ii) no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent the sale of the Acquired Assets or the Business or asserting that the sale of the Acquired Assets or the Business would be illegal.

7.1.2      Seller and Liberty Test Equipment, Inc are currently parties to a Giga-tronics Distributorship Agreement, dated January 6, 2014 (“Distributorship Agreement”). The parties mutually agree to obtain a waiver from Liberty Test Equipment, Inc (i) at the time of signing this Agreement to expand the list of products covered by the Distribution Agreement by means of execution of Exhibit C, and (ii) enable the transfer of all rights, privileges and liabilities of Giga-tronics under the Distributorship Agreement to Spanawave Corporation by means of execution of Exhibit D to this written Agreement, effective on the Closing Date of this Agreement. Notwithstanding the terms therein, upon such transfer, the Parties agree that Seller shall not be obligated to purchase the inventory of products that are subject to the Distributorship Agreement. At each Phase Completion Date, the associated products will transfer from the Seller to the Buyer as it relates to the Liberty Test Distributorship Agreement.

7.2.     Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

7.2.1     (A) each of the representations and warranties contained in Section 3 (other than those that address matters as of particular dates) shall be true and correct at and as of the Closing as though then made (disregarding any qualification as to materiality, Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in Section 3 that address matters as of particular dates shall be true and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.

7.2.2     The Seller shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with at or prior to each applicable Phase Completion Date and the Closing Date, except for such failures to perform or comply that would not reasonably be expected to have a Material Adverse Effect.

7.2.3     The Buyer shall have received the items to be delivered by the Seller pursuant to Section 2.

7.3.     Conditions to the Obligations of the Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver of the following further condition:

7.3.1     The Buyer shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date, except for such failures to perform or comply that would not reasonably be expected to have a Material Adverse Effect.

7.3.2     (A) each of the representations and warranties contained in Section 4 (other than those that address matters as of particular dates) shall be true and correct when made at and as of the Closing as though then made (disregarding any qualification as to materiality, Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in Section 4 that address matters as of particular dates shall be true and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.

7.3.3     The Seller shall have received the items to be delivered by the Buyer pursuant to Section 2.

7.3.4        Distributorship Agreement.

(a)     Based on the list of products shipped by Seller to Buyer, but not yet paid for by Buyer, pursuant to Section 7.2.4, Seller shall have received payment from Buyer no later than thirty (30) days after shipment.

(b)     As of the Closing Date of this Agreement, Buyer agrees to and shall release the Seller of any and all obligations with respect to providing (i) any royalty payments, and (ii) any services such as support, maintenance and consultation, pursuant to the Distributorship Agreement and with respect to the Acquired Assets, and Seller shall have no further liability or obligation whatsoever with respect to the same, except as explicitly set forth in Section 5.3. Such releases shall be given on each respective Phase Completion Date with respect to those products covered by that Phase. Notwithstanding any order received for shipment of product by Buyer after the Closing Date, Seller shall have no further obligation to ship any products related therein, and such orders shall be invalid. Such written agreement shall be set forth as Schedule 4.5.

8.     MISCELLANEOUS.

8.1.     Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number or email address) listed below:

If to the Buyer, to it at: Spanawave Corporation 1640 Lead Hill Blvd., Suite 120 Roseville, CA 95661 Toll-free: (877) 821-4811 Phone: (916) 625-4228 Fax: (916) 782-0891 Attention: Mesut Koch

If to the Seller, to it at: Giga-tronics Incorporated 4650 Norris Canyon Road San Ramon, CA 94583 Attn: Steve Lance, CFO Telephone number: 925 302-1056 Email: slance@gigatronics.com

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 8.1 to each of the other parties hereto.

8.2.     Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

8.3.     Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

8.4.     Entire Agreement. This Agreement, together with any documents (including Schedules and Exhibits), instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

8.5.     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

8.6.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

8.7.     Construction; Headings. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. Any references to “including” in this Agreement shall be deemed to refer to “including without limitation.” The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

8.8.     Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

8.9.     Jurisdiction; Service of Process. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of California or the United States District Court located in the Northern District of the State of California for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Service of process upon any party shall be deemed, in every respect, effective upon such party if made by prepaid registered or certified mail, return receipt requested, or if personally delivered against receipt to the address set forth in Section 8.1 or to such other address as a party may designate in writing to the others.

8.10.     Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

8.11.     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

The BUYER:	SPANAWAVE CORPORATION, a California corporation By: ___________________________________ Name: Title:

THE SELLER:	GIGA-TRONICS INCORPORATED, a California corporation Name: Title: By: ___________________________________

[Signature Page to Asset Purchase Agreement]

Exhibit A – Definitions and Cross Reference Table

“Action” means any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Ancillary Agreements” means the agreements, documents and instruments executed at the Closing in connection with this Agreement.

“Business Day” means any weekday other than a weekday on which banks in New York, NY are authorized or required to be closed.

“Closing Date” means the date on which completion of all of the Phases referred to in the last paragraph of Section 2.1 have actually occurred.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument, (a) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound and (b) that is related to or materially affects the Business.

“Electronic Data” means all Intellectual Property included in the Acquired Assets that can be transferred electronically, including, but not limited to, BOMs, schematics, artwork files, AVL, mechanical drawings, assembly drawings, and FPGA files.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

[EXHIBIT A - 1]

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Indemnity Claim” means a claim for indemnity under Section 6.1 or 6.2, as the case may be.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 6.1 or 6.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 6.1 or 6.2, as the case may be, against whom such claim is asserted.

“Intellectual Property” means the entire right, title and interest in and to all intellectual property rights of every kind and nature, including such rights and interests pertaining to or deriving from any U.S. and non-U.S. (a) patents, inventions (whether patented or unpatented), trade secrets, know-how, methods, processes, proprietary information, product designs, manufacturing drawings, and all other forms of technology, (b) registered and incorporated trademarks, service marks, trade dress, trade names, brand names, product names, logos, slogans, domain names and other identifiers of source or goodwill, (c) registered and incorporated copyrights, including copyrights in computer software, (d) software (including source code, object code, executables and related documentation), and (e) all documentation, applications, registrations, renewals and other filings with respect to any of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation, including any liability for Tax, of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change in, or effect on, the Business, Acquired Assets, or Assumed Liabilities which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, Acquired Assets, or Assumed Liabilities, taken as a whole.

[EXHIBIT A-2]

“Microwave Signal Generator Products” include the Gigatronics 2500B signal generator and any related General Purpose Electronic Test Equipment products, but exclude Giga-tronics’ Advanced Signal Generator and related non-GPETE products.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of cash and other working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Person” means any individual or corporation, association, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Product Lines” means all Acquired Assets and all associated business related to those assets.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Liability” means any Liability of the Seller of whatever nature that is not an Assumed Liability.

“Seller’s Knowledge” means the actual knowledge, after reasonable investigation, of the Shareholders and the officers of the Seller.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, escheat, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, duties (including customs duties), capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

[EXHIBIT A-3]

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

[EXHIBIT A-4]

Cross Reference Table

Defined Term	Section
“Acquired Assets”	2.1
“Acquired Intellectual Property”	3.7.1
“Agreement”	Preamble
“Assumed Liabilities”	2.3
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Person”	6.1.1
“Closing”	2.5
“Disclosed Contract”	3.9.1
“Excluded Assets”	2.2
“Inventory Transfer Date”	2.8
“Licenses”	3.8.3
“Losses”	6.1.1
“Party”	Preamble
“Purchase Price”	2.3
“Seller”	Preamble
“Seller Indemnified Person”	6.2
“Third Party Claim”	6.4.1
“Transaction Expenses”	5.1

[EXHIBIT A-5]

COVENANT NOT TO SUE AGREEMENT

This Agreement is made by and between Giga-tronics Incorporated, (including its Affiliates, “Giga-tronics”) and Spanawave Corporation, (including its Affiliates, “Spanawave”). Capitalized terms used, but not defined herein, have the meanings assigned to them in the Asset Purchase Agreement (defined below).

RECITALS

WHEREAS, Giga-tronics and Spanawave entered into an Asset Purchase Agreement dated November 25, 2015, (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, Spanawave purchased the product lines known as Power Measurement, Network Measurement, Power Amplifier, and Microwave Signal Generator Product Lines and associated Intellectual Property as defined in the Asset Purchase Agreement (the “Product Lines”);

WHEREAS, Spanawave will own certain patents (the “Patents”); and

WHEREAS, to the extent applicable, Giga-tronics desires to use the Patents in connection with products that do not compete directly with the Product Lines purchased by Spanawave in the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration including the premises and mutual covenants, agreements and obligations set forth in the Asset Purchase Agreement, the receipt and adequacy of which being hereby acknowledged, the parties do hereby agree as follows:

TERMS

1.             Covenant Not to Sue.

1.1     Spanawave releases Giga-tronics from any claim it may have on account of Giga-tronics’s use of the Patents in connection with the Product Lines. Giga-tronics agrees not to use the Patents except with products that do not compete directly with the Product Lines purchased in the Asset Purchase Agreement.

1.2     Spanawave covenants that at no time will it make any claim or commence or prosecute against Giga-tronics or any of its distributors or customers, any suit, action or proceeding of any kind based upon Giga-tronics’s use of the Patents in connection with the Product that occurred prior to the date of this Agreement or occurs after the date of this Agreement.

2.             Effective Date, Term and Termination.

2.1     The term of this Agreement shall commence on the effective date hereof and expire upon the expiration of the last to expire Patents (“Expiration Date”), unless terminated earlier as hereinafter provided (“Term”).

2.2     Spanawave may terminate this Agreement prior to the Expiration Date if Giga-tronics breaches any material provision and has failed to cure such breach within sixty (60) days following written notice of the details of such breach by Giga-tronics.

2.3     Giga-tronics may terminate this Agreement prior to the Expiration Date upon providing sixty (60) days written notice to Spanawave of its intentions to terminate said Agreement.

3.             General

3.1     Affiliate. “Affiliate” means any individual, corporation, partnership or other entity directly or indirectly controlled by or under direct or indirect control with a party to this Agreement. For this purpose, “control” means the power to direct the management and policies of an entity through the ownership of securities, by contract or otherwise and terms “controlling” and “controlled” have meanings correlative to the foregoing.

3.2     Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws. The parties consent to the jurisdiction of all federal courts of record situated in the Northern District of the State of California.

3.3     Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL DAMAGES, PUNITIVE OR EXEMPLARY DAMAGES, SPECIAL DAMAGES, LOST PROFITS, INCIDENTAL DAMAGES, INDIRECT DAMAGES OR DAMAGES BASED ON ANY TYPE OF MULTIPLIER OR OTHER SIMILAR ITEMS, INCLUDING ATTORNEYS’ FEES REGARDLESS OF WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE.

2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first above herein written.

GIGA-TRONICS INCORPORATED

By:_________________________________________________
Name::_________________________________________________
Title::_________________________________________________

SPANAWAVE Corporation

By:_________________________________________________
Name::_________________________________________________
Title::_________________________________________________

3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into as of November 25, 2015 by Giga-Tronics Incorporated, a California company (“Giga-Tronics” or the “Seller”), and Spanawave Corporation., a California corporation (“Spanawave” or the “Buyer”). The Buyer and the Seller are hereinafter referred to jointly as the “Parties”, and each individually as a “Party”.

INTRODUCTION

The Seller and the Buyer entered into an Asset Purchase Agreement, dated as of November 25, 2015 (the “Purchase Agreement”), pursuant to which the Seller has agreed to sell, transfer and assign to the Buyer, and the Buyer has agreed to purchase from the Seller, certain of the assets and obligations of Giga-Tronics (the “Business”), upon and subject to the terms and conditions set forth in the Purchase Agreement. As contemplated by the Purchase Agreement, the Buyer has requested and the Seller has agreed to provide certain transition services as detailed herein. The Seller and the Buyer are entering into this Agreement simultaneously with the Closing to set forth the terms upon which the Seller will provide such services. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Now, therefore, in consideration of the agreements and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SERVICES PROVIDED BY SELLER

Section 1.1     Provision of Services. Subject to the terms and conditions of this Agreement, during the Transition Period (as defined hereinafter) the Seller agrees to provide, and/or at the Seller’s option cause its Affiliates and the Subcontractors (as defined hereinafter) to provide, to the Buyer, and the Buyer agrees to purchase from the Seller, those services described in Exhibit A hereto (collectively, the “Services”).

Section 1.2     Manner of Service. The Seller will perform, and/or at the Seller’s option cause its Affiliates and the Subcontractors, as reasonably possible, to perform the Services, as applicable, in the manner in which such Services were performed during the three (3) month period immediately preceding the Closing Date of each phase, or otherwise as reasonably requested by the Buyer from time to time.

Section 1.3     Subcontracting of Services. The Buyer understands that, prior to the date of this Agreement, the Seller may have subcontracted with certain third parties (collectively, the “Subcontractors”) pursuant to certain agreements (collectively, the “Subcontracts”) to perform a portion of the Services. The Seller shall be free to terminate any Subcontract or subcontract with any third party to provide services in connection with a portion of any of the Services (which agreements shall be included in the definition of Subcontracts and which subcontractors shall be included in the definition of Subcontractors). Subject to Article VI hereof, the Seller shall use reasonable efforts to identify reasonable alternatives for the Services provided by any Subcontractor in the event such Subcontractor becomes unable or declines to provide such subcontracted Services or Seller terminates such Subcontract. Nothing contained in this Agreement shall preclude the Buyer, either during or after the Transition Period, from contracting directly with any Subcontractor to provide any of the Services directly to the Buyer, subject to the provisions of Article VIII hereof.

Section 1.4     Buyer’s Assumption of Services. The Buyer shall make commercially reasonable efforts to assume performance of the Services within shorter time periods than those specified. In furtherance of the foregoing, the Buyer shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement such systems as may be necessary to provide the Services independently as soon as reasonably practicable following the Closing.

ARTICLE II

TERM

Subject to the provisions of Article VIII hereof, the terms for which particular Services are to be provided hereunder and the related Transition Period (as defined hereinafter) for each such Service are set forth on Exhibit A. As used herein, the term “Transition Period” shall mean the period commencing on the date hereof and ending on the last date on which any Services are provided to the Buyer hereunder. The Seller shall be under no obligation to provide any Services to the Buyer beyond the periods set forth on Exhibit A with respect to such Services.

ARTICLE III

COMPENSATION

Section 3.1     Fees. In consideration for the Services, the Buyer shall pay the Seller (a) the respective estimated fees described on Exhibit A attached hereto and (b) all other out-of-pocket costs actually incurred by the Seller and associated with the provision of the Services by or on behalf of the Seller (collectively, “Fees”); provided that, in accordance with Section 1.4 hereof, if the Buyer assumes any portion of the Services prior to the end of the Transition Period, the Fees shall be reduced in accordance with Section 8.3(b) hereof.

Section 3.2     Billing. All Fees due will be billed and paid for in the following manner: statements will (i) be rendered to the Buyer by the Seller within fifteen (15) days after the end of each month during the Transition Period for all Services delivered during the preceding month and (ii) contain reasonable detail of the Services being invoiced. If the Seller identifies additional unbilled Fees for periods already billed, the Seller may provide additional statements for such prior periods or may include such unbilled Fees in future statements.

Section 3.3     Payment and Disputes.

(a)     The Buyer shall pay to the Seller an amount in cash equal to the amount of any Fees due under each statement provided pursuant to Section 3.2 hereof by electronic transfer of immediately available funds or paper check not later than thirty (30) days after the date of receipt thereof, unless other arrangements for payment are mutually agreed to by the Parties.

(b)     In the event the Buyer disputes any amount of any invoice for Services, the Buyer shall so notify Seller in writing thereof, and the Parties shall meet and discuss in good faith the resolution of any such disputes. In the event that such discussion reveals that the Fees paid by the Buyer exceed the amount of Fees properly payable hereunder, Seller shall immediately refund such excess to the Buyer and shall reimburse the Buyer for the cost of any inspection directly related thereto.

ARTICLE IV

PERSONNEL

Section 4.1     Supervision and Compensation; Insurance.

(a)     The Seller shall select, employ, pay, supervise, direct and discharge all of its personnel providing the Services hereunder. The Seller shall be solely responsible for the payment of all wages, bonuses, commissions, benefits (including, employee benefit plans, programs and arrangements) and any other direct and indirect compensation for its personnel assigned to perform the Services under this Agreement, as well as be responsible for the worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law to be provided or otherwise provided by the Seller. The Seller shall be responsible for the payment of all fees, compensation, reimbursements and other amounts owing to the Subcontractors from time to time pursuant to the Subcontracts. All costs incurred by the Seller pursuant to this Section 4.1(a) shall be included in Exhibit A attached hereto and made a part hereof. The Seller’s employees shall not be deemed employees of the Buyer.

(b)     The Buyer shall be solely responsible for the payment of all wages, bonuses, commissions, benefits (including, employee benefit plans, programs and arrangements) and any other direct and indirect compensation for its respective personnel, including those personnel involved in the receipt of the Services under this Agreement, as well as be responsible for its respective worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law to be provided or otherwise provided by the Buyer. The Buyer’s employees, including those involved in the receipt of the Services, shall not be deemed employees of the Seller.

Section 4.2     Party Representatives. Steve Lance, or a replacement reasonably satisfactory to the Buyer, shall be designated as the Seller’s representative (the “Seller’s Representative”) and Mesut Koch, or a replacement reasonably satisfactory to the Seller, shall be designated as the Buyer’s representative (the “Buyer’s Representative”) to coordinate with the Buyer and Seller, respectively, under this Agreement. The Seller’s Representative and the Buyer’s Representative shall meet from time to time as necessary, to discuss the Services being provided, the charges therefor, any problems with the Services or charges and any proposed modifications.

ARTICLE V

ACCESS

Upon reasonable notice, throughout the Transition Period, as applicable, each Party shall have reasonable access to the facilities and premises of the other Party to the extent necessary to provide the Services, in each case subject to the safety, security, confidentiality and other policies and procedures of such Party in place from time to time. The Buyer shall provide the Seller with such information, management direction and documentation as is reasonably necessary for the Selles to perform the Services and the Buyer shall perform such other duties and tasks as may be reasonably required to permit the Seller to perform the Services.

ARTICLE VI

CONFIDENTIALITY

The provisions of the non-disclosure and confidentiality agreement between the Seller and the Buyer dated January 9, 2015 (the “Confidentiality Agreement”) are incorporated herein by reference, it being understood that such provisions shall not prevent or restrict either Party from performing its obligations under this Agreement, but that the performance by each Party hereunder shall be subject to the provisions of such Confidentiality Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1     Indemnity.

(a)     The Buyer agrees to indemnify, defend and hold harmless the Seller and its Affiliates (the “Seller Indemnified Parties”) from, against and in respect of all losses, damages (excluding punitive and consequential damages), liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) imposed on, sustained, incurred or suffered by or asserted against, any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of any actions of the Seller Indemnified Parties, or Seller’s officers, directors, employees, agents, contractors or subcontractors, caused by any product or information of the Buyer provided to the Seller or caused by or resulting from the negligence, misconduct or unlawful conduct of any of the Buyer Indemnified Parties (as defined hereinafter) or the Buyer’s officers, directors or employees, in each case in connection with the performance of the Seller’s obligations under this Agreement, except to the extent such Losses result from a breach of Section 1.2 or the gross negligence, willful misconduct or unlawful conduct of any of the Seller Indemnified Parties or Seller’s officers, directors or employees.

(b)     Except for Losses suffered from a breach of Section 1.2, the Seller shall not be liable, whether in negligence, breach of contract or otherwise, for any Losses imposed on, sustained, incurred or suffered by or asserted against, either the Buyer or its Affiliates (the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from a breach by the Seller of any of its obligations under this Agreement, except to the extent that such Losses are caused by the gross negligence, willful misconduct or unlawful conduct of any of the Seller Indemnified Parties in connection with the performance of the Seller’s obligations under this Agreement. The Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against, any of the Buyer Indemnified Parties and caused by or resulting from the gross negligence, willful misconduct or unlawful conduct of the Seller Indemnified Parties in connection with the performance of the Seller’s obligations under this Agreement.

(c)     The Seller makes no express or implied representations, warranties or guarantees relating to the Services other than as provided expressly herein, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose; provided, however, that if the Seller fails to perform under or otherwise breach this Agreement, it will use commercially reasonable efforts to cure the failure to perform or breach prior to the termination of the Agreement; provided further that this Section 7.1(c) shall in no way limit the covenants contained in Section 1.2 hereof.

Section 7.2     Limitation of Liability.

(a)

EXCEPT FOR BREACHES OF SECTION 1.2, NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S LIABILITY UNDER THIS AGREEMENT, WHETHER UNDER (I) THIS ARTICLE VII, (II) ANY OTHER SECTION HEREOF, (III) ANY STATUTE, REGULATION OR COMMON LAW (EXCEPT FRAUD), OR WHETHER OTHERWISE ARISING HEREUNDER, EXCEED THE AMOUNT PAID BY THE OTHER PARTY TO IT PURSUANT TO ARTICLE III HEREOF.

(b)

IN NO EVENT WILL ANY PARTY BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, MULTIPLE OR OTHER INDIRECT PENALTIES OR DAMAGES, OR FOR LOST PROFITS, OR PENALTIES, ARISING OUT OF THE PROVISION OF SERVICES AS CONTEMPLATED HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7.3     Method of Asserting Claims. All claims for indemnification hereunder shall be asserted and resolved in the manner described in Article 6 of the Purchase Agreement.

ARTICLE VIII

TERMINATION

Section 8.1     Termination by Either Party. This Agreement, or any Service provided hereunder, may be terminated by (i) mutual written agreement of the Parties, (ii) written notice from Buyer that a Service is no longer needed or (iii) by either Party upon written notice to the other Party if:

(a)     the other Party fails to perform or otherwise breaches a material obligation under this Agreement; provided, however, that such Party failing to perform or otherwise breaching shall have thirty (30) days from the date notice of intention to terminate is received to cure the failure to perform or breach of an obligation, at which time this Agreement or the applicable Service, as the case may be, shall terminate if the failure or breach has not been cured to the reasonable satisfaction of the other Party;

(b)     the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

(c)     if either Party should assign or attempt to assign any interest or all or part of this Agreement in violation of this Agreement; or

(d)     the provision or receipt of any Service is prohibited by applicable law.

Any termination notice delivered by either Party shall specify in detail (i) the Service or Services to be terminated, or (ii) if this Agreement is to be terminated as a whole, and, in each case, the effective date of termination.

Section 8.2     Automatic Termination. This Agreement shall terminate automatically upon the expiration of the Transition Period.

Section 8.3     Consequences of Termination. In the event this Agreement or any Service is terminated for any reason:

(a)     Upon request, each Party shall return to the other Party all tangible personal property owned by the other Party in its possession as of the termination date.

(b)     If this Agreement or any Service is terminated, the Buyer will be responsible for the Fees payable to the Seller through the date of termination in accordance with Article III for Services actually rendered through such date and for the actual, documented costs, not to exceed the total amount payable under this Agreement for such Service, incurred by the Seller as a result of shutting down, winding up or otherwise ceasing to provide the Services (the “Termination Charges”).

(c)     All Termination Charges will be billed and paid for in the following manner: a statement prepared in reasonable detail will be rendered to the Buyer by the Seller within thirty (30) days following such termination and shall be accompanied by reasonable supporting documentation. If the Seller identifies additional Termination Charges at a later date, the Seller may provide additional statements.

(d)     The Buyer shall pay an amount in cash equal to the amount of any Termination Charges due under each statement provided pursuant to Section 8.3(c) hereof by electronic transfer of immediately available funds or paper check not later than thirty (30) days after the date of receipt thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1     Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be sent,

if to Seller, to:

Giga-Tronics, Incorporated

4650 Norris Canyon Road

San Ramon, CA 94583

Attention: Mr. Steve Lance

if to Buyer, to:

Spanawave Corporation

1640 Lead Hill Blvd., Suite 120

Roseville, CA 95661

Attention: Mesut Koch

Section 9.2     Amendments; No Waivers.

(a)     Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)     No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 9.4     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 9.5     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflicts of law rules of such state.

Section 9.6     WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7     Survival. Articles III, VI, VII, VIII and IX shall survive the termination or expiration of this Agreement.

Section 9.8     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any signature delivered by a facsimile machine or electronic mail is binding to the same extent as an original signature page.

Section 9.9     Entire Agreement. This Agreement, the Purchase Agreement and its related Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.

Section 9.10     Force Majeure. To the extent that the Seller or any of its Affiliates or any Subcontractor or other subcontractor is wholly or partially prevented from providing any Service hereunder, or any Service is interrupted or suspended, in each case by reason of any cause beyond such Person’s reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, terrorist attack, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (individually a “Force Majeure Event” and collectively, the “Force Majeure Events”), the Seller shall be excused from its obligations to perform such Services; provided, that following the occurrence of a Force Majeure Event, the Seller shall use its reasonable efforts to (i) avoid or remove the causes of non-performance of the Services and shall resume performance hereunder as soon as practicable whenever such causes are removed or (ii)  at the sole cost and expense of the Buyer, assist the Buyer in securing from an alternative source any Services that are not being performed as a result of such Force Majeure Event. The Seller will give prompt notice to the Buyer upon learning of any Force Majeure Event affecting its obligations or the obligations of any of its Affiliates or any Subcontractor under this Agreement and its reasonable estimate of the expected duration of the associated delay. The Buyer shall have no obligation to pay for any costs that are not incurred and for any Services that are not performed by the Seller as a result of a Force Majeure Event. No Party shall be liable for any Loss whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from a Force Majeure Event.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GIGA-TRONICS INCORPORATED	SPANAWAVE CORPORATION

By: ___________________________	By: ______________________

Name: _________________________	Name: ____________________

Title: __________________________	Title: _____________________

Date: _________________________	Date: ____________________

EXHIBIT A

Item #	Item	Description /Transition Approach	Transition Period	Fee
1	Warranty Service	Seller shall provide warranty repair and non-warranty repair services for the Business on behalf of Buyer.	To Closing Date of each phase	No fee for in-warranty service; out of warranty service at current repair charges under existing purchase order.
2	Hybrid units or modules required to be manufactured by Seller after Closing Date.	Seller shall manufacture hybrid required by seller in association with Product Lines purchased under the Asset Purchase Agreement.	Ongoing, with Seller able to give a six month notification of discontinuance of such manufacturing services.	Cost plus 100%. Cost are made up of materials, overhead and labor. Seller will share such cost calculations with Buyer.

S-1

Schedule 2.1

Acquired Assets

All assets required for the manufacture of products being acquired, including but not limited to:

Equipment, Fixtures, Tooling, Documentation (including mfg drawings, processes, software, test and calibration procedures, etc), BOMs, Supplier Lists & Agreements, assignment of required Contracts and Agreements, and assignment or rights to use required Intellectual Property,

PHASE	Product Grouping	Product Specifics
I	High OEM Content	USB Power Sensors
GT1000B, GT1050B
GT10408, GT1020X
All Accessories
Phase I Inventory

II	Current Power Meters	865X
864X
Phase II Inventory

III	High Volume Sensors	80301X
8035X
80701A
80601A
Phase III Inventory

IV	Balance of Sensors	All remaining
	VXI Expenses	58542XX
Phase IV Inventory

V	Obsolete Products (best efforts)	850X, 8003
Calibration / Service Only
Phase V Inventory
VI	Signal Generator	2500B (Excludes Advanced Signal Generator and related products)
Phase VI Inventory

\

Transaction Phase Dates and Payment Schedule

PHASE	Phase Commencement Date	Phase Purchase Price Installment	Phase Completion Date	Phase Purchase Price Installment
I		$75,000		$75,000 + NBV/FMV of Inventory
II		$75,000		$75,000+ NBV/FMV of Inventory
III		$100,000		$100,000+ NBV/FMV of Inventory
IV		$75,000		$75,000+ NBV/FMV of Inventory
V		$50,000		$50,000+ NBV/FMV of Inventory
VI		$375,000		$375,000 + NBV/FMV of Inventory

*”NBV/FMV of Inventory” means the Seller then current net book value for the Inventory.

All payments due Seller from Buyer pursuant to this Schedule 2.1 shall be made by means of electronic or wire transfer, referencing this Agreement, to Seller’s bank account as set forth below, or to such other bank account or address as Seller may subsequently designate to Licensee in writing:

[Giga-tronics: Please include bank account or other payment instructions.]

Schedule 2.1.4 Contractual Agreements

1.	Pacific Consultants/Pemstar Royalty Agreement

2.	Hassun Royalty agreement for patents 7208990, 7215167 and 7514970

3.	Cap Wireless OEM Supply Agreement and Amp Schedule

Schedule 2.1.6 Permits

None

Schedule 2.2.3 Excluded Assets

1.	Keysight E8364C VNA in Engineering

2.	Hassun Patents #7215167 and 7514970 which are not used in any of the products being transferred.

Schedule 2.7 Allocation Principles

1.	Inventory will be valued at fair market value or net book value as agreed to by Buyer and Seller

2.

Fixed Assets shall be valued at resale (salvage value). This valuation will not result in a demand from Spanawave Corporation with any additional payment to Giga-tronics and is purely internal to Giga-tronics.

3.

Intellectual Property value shall be the remainder of the Purchase Price. This valuation will not result in a demand from Spanawave Corporation with any additional payment to Giga-tronics and is purely internal to Giga-tronics.

Schedule 3.3 Authorization of Government Authorities

None required

Schedule 3.4 Effect of Completed Transaction

None

Schedule 3.5 Absence of Certain Developments

On June 1, 2015 the Company entered into a $2.5 million Revolving Accounts Receivable Line of Credit agreement with Bridge Bank. The credit facility agreement replaced the line of credit with SVB which expired April 15, 2015. The agreement provides for a maximum borrowing capacity of $2.5 million with a $500,000 on a Non-Formula basis in addition to the Borrowing Base.

The loan is secured by all assets of the Company including intellectual property and general intangibles and provides for a borrowing capacity equal to 80% of eligible accounts receivable. The loan matures on May 6, 2017 and bears an interest rate, equal to 1.5% over the bank’s prime rate of interest (which was 3.25% at the date of closing resulting in an interest rate of 4.75%). Interest is payable monthly with principal due upon maturity. The Company paid a commitment fee of $12,500, and an additional $12,500 is due on the first anniversary of the loan closing. The loan agreement contains financial and non-financial covenants that are customary for this type of lending and includes a covenant to maintain an asset coverage ratio of at least 135% (defined as unrestricted cash and cash equivalents maintained with Bridge Bank, plus eligible accounts receivable aged less than 90 days from the invoice date, divided by the total amount of outstanding principal of all obligations under the loan agreement). As of September 26, 2015, the Company was in compliance with all the financial covenants under the agreement. The line of credit requires a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of Bridge Bank. This arrangement, combined with the existence of the subjective acceleration clause in the line of credit agreement, necessitates the line of credit be classified a current liability on the balance sheet. The acceleration clause allows for amounts due under the facility to become immediately due in the event of a material adverse change in the Company’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit based on the judgment of lender. As of September 26, 2015, the Company’s total outstanding borrowings and remaining borrowing capacity under the Bridge Bank line of credit were $950,000 and $1.0 million, respectively. Seller will provide a release from the Bridge Bank at or before closing.

On March 13, 2014 the Company entered into a three year, $2.0 million term loan agreement with PFG under which the Company received $1.0 million on March 14, 2014. Pursuant to the agreement, the Company had the ability to borrow an additional $1.0 million following the Company’s achievement of certain performance milestones which included achieving $7.5 million in net sales during the first half of fiscal 2015 and two consecutive quarters of net income greater than zero during fiscal 2015.

On June 16, 2014, the Company amended its loan agreement with PFG (the “Amendment”). Under the terms of the Amendment, PFG made a revolving credit line available to Giga-tronics in the amount of $500,000, and the Company borrowed the entire amount on June 17, 2014. The revolving line has a 33 month term. The Amendment also reduced the Company’s potential future borrowing availability under the PFG Loan agreement from $1.0 million to $500,000.

On June 3, 2015, and following the Company’s new line of credit agreement with Bridge Bank (see Note 11, Accounts Receivable Line of Credit), the Company’s loan agreement with PFG was further amended (the “Second Amendment”). The Second Amendment cancelled the Company’s $500,000 of borrowing availability under the June 2014 Amendment and required the Company to pay $150,000 towards its existing $500,000 outstanding balance under the revolving line of credit, in which the Company paid in July 2015. The Company also agreed to pay PFG an additional $10,000 per month towards its remaining credit line balance until repaid, followed by like payments towards its term loan balance until repaid.

Interest on the initial $1.0 million term loan is fixed at 9.75% and required monthly interest only payments during the first six months of the agreement followed by monthly principal and interest payments over the remaining 30 months. The Company may prepay the loan at any time prior to maturity by paying all future scheduled principal and interest payments. As of September 26, 2015, the Company’s total outstanding principal balance under the PFG term loan was $600,000.

Interest on the $500,000 revolving line with PFG is fixed, calculated on a daily basis at a rate of 12.50% per annum. The Company may prepay the loan at any time prior to the March 13, 2017 maturity date without a penalty. Beginning in October 2014, PFG had the right to convert the $500,000 revolving loan into a term loan and require principal payments to be amortized over the remaining loan term. On April 25, 2015, PFG exercised this right, and fully amortizing principal and interest payments began in May 2015. As of June 27, 2015, the Company’s total outstanding principal balance under the revolving credit line loan was $208,000.

The PFG Loan is secured by all of the assets of the Company under a lien that is junior to the Bridge Bank debt agreement described in Note 11, and limits borrowing under the Bridge Bank credit line limit to $2.5 million. The Company paid a loan fee of $30,000 upon the initial draw (“First Draw”), $15,000 for the June 2014 Amendment and $5,000 for the Second Amendment. The loan fees paid are recorded as prepaid expenses and amortized to interest expense over the remaining term of the PFG amended loan agreement.

The PFG loan agreement contains financial covenants associated with the Company achieving minimum quarterly net sales and maintaining a minimum monthly shareholders’ equity. In the event of default by the Company, all or any part of the Company’s obligation to PFG could become immediately due. As of September 26, 2015, the Company was not in compliance with the financial covenants under the agreement. As a result, the Company notified PFG of the non-compliance and PFG provided the Company a waiver related to the non-compliance which required a $10,000 cash payment by the Company.

The loan agreement also provided for the issuance of warrants convertible into 300,000 shares of the Company’s common stock, of which 180,000 were exercisable upon receipt of the initial $1.0 million from the First Draw, and 80,000 became exercisable with the Amendment. The Second Amendment terminated the additional 40,000 warrants that would have become exercisable as part of cancelling the remaining $500,000 that was available under the Amendment. Each warrant issued under the loan agreement has a term of five years from the First Draw and an exercise price of $1.42 which was equal to the average NASDAQ closing price of the Company’s common stock for the ten trading days prior to the First Draw.

If the warrants are not exercised before expiration on March 13, 2019, the Company would be required to pay PFG $150,000 and $67,000 as settlement for warrants associated with the First Draw and the Amendment, respectively. The warrants could be settled for cash at an earlier date in the event of any acquisition or other change in control of the Company, future public issuance of Company securities or liquidation (or substantially similar event) of the Company. The Company currently has no plans for any of the aforementioned events, and as a result, the cash payment date is estimated to be the expiration date unless warrants are exercised before then. The warrants have the characteristics of both debt and equity and are accounted for as a derivative liability measured at fair value each reporting period with the change in fair value recorded in earnings. The initial fair value of the warrants associated with the First Draw and Amendment were $128,000 and $123,000, respectively.

As of September 26, 2015, the estimated fair values of the derivative liabilities associated with the warrants issued in connection with the First Draw and Amendment were $176,000 and $118,000, respectively, for a combined value of $294,000. The change in the fair value of the warrant liability totaled $110,000 for the three month period ended September 26, 2015 and is reported in the accompanying statement of operations as a gain on adjustment of derivative liability to fair value.

The initial $1.0 million in proceeds under the term loan agreement were allocated between the PFG Loan and the warrants based on their relative fair values on the date of issuance which resulted in initial carrying values of $822,000 and $178,000, respectively. The resulting discount of $178,000 on the PFG Loan is being accreted to interest expense under the effective interest method over the three-year term of the PFG Loan.

The proceeds from the $500,000 credit line issued in connection with the Amendment were allocated between the PFG Loan and the warrants based on their relative fair values on the date of issuance which resulted in initial carrying values of $365,000 and $135,000, respectively. The resulting discounts of $135,000 on the PFG Loan is being accreted to interest expense under the effective interest method over the remaining term of the PFG Loan.

For the three month periods ended September 26, 2015 and September 27, 2014, the Company recorded accretion of discount expense associated with the PFG Loan of $63,000 and $45,000 respectively. For the six month period ended September 26, 2015 and September 27, 2014, the Company recorded accretion of discount expense associated with the PFG Loan of $105,000 and $69,000 respectively. Seller will provide a release from the PFG at or before closing. (PFG release received)

The Company has experienced difficulties with timely receipt and properly working amplifiers from Qorvo (formerly Triquent and Cap Wireless). Continued problems with the ability to receive properly working amplifiers from Qorvo on a timely basis could impact the future viability of the GT-1000B product.

Schedule 3.6 Assets

The Seller has two royalty agreements in place as referenced in Schedule 2.1.4. Assumes bank releases obtained referenced in schedule 3.5,

US Patent 7,208,990 B1, April 24, 2007 – Spanawave will grant Giga-tronics a royalty-free & transferrable (to an acquirer) license to this patent to make, use, have made and sell products containing the IP in this patent upon execution of the Asset Purchase Agreement provided as Exhibit XX.

Schedule 3.7 Intellectual Property

The Seller has two royalty agreements in place as referenced in Schedule 2.1.4.

Assuming bank releases obtained referenced in schedule 3.5,

Gigatronics will assign the Pemstar royalty agreement to Spanawave.

GigaTronics will assign the Hassun Royalty agreement to Spanawave and grant a nonexclusive license to make, use, have made and sell Microwave Signal Generator products that contain IP in the Hassun Patents 7215167 and 7514970.

US Patent 7,208,990 B1, April 24, 2007 – title passes to Spanawave with Microwave Signal Generator transfer.

US Patent 7,208,990 B1, April 24, 2007 – Spanawave will grant Giga-tronics a royalty-free and transferrable (to an acquirer) license to make, use, have made and sell Advanced Signal Generator products containing the IP in this patent.

US Patent 4,794,325 B1, Dec. 27, 1998 – title passes to Spanawave with Power Meter transfer.

Open - Source Code for 8540C, VXI, 850X and 8003 is no longer available. (JOHN)

Schedule 3.8.1 legal Compliance

None

Schedule 3.8.2 Permits

None

Schedule 3.9 Contracts

The Seller has two royalty agreements in place as referenced in Schedule 2.1.4. Assumes bank releases obtained referenced in schedule 3.5.

Schedule 3.10 Affiliated Transactions

None

Schedule 3.11 Customer and Supplier List

1)	Customer List – open, primarily Liberty Test

2)

The associated product lines are supported by a number of commercial suppliers which are listed on the Company’s last version AVL and will be made available through the ARENA documentation and revision control system upon closing. The Company is late with payments to numerous suppliers, while no supplier has notified the Company of intentions to cancel, terminate or materially alter its relationship, this could occur at any time due to the payment issue.

3)	All open quotes for products, parts or services for the Acquired Assets must be provided upon execution of the Asset Purchase Agreement.

Schedule 3.12 Litigation

None

Schedule 3.13 Product Warranties

Typically Giga-tronics products carry a standard warranty as follows:

Giga-tronics warrants that all its manufactured products conform to published specifications and are free from defects in material and workmanship for the specified period. This period starts on the date of the shipment and only applies if the instrument is used under normal operation and within the service conditions. Giga-tronics shall have no responsibility hereunder for any defect or damage caused by improper storage, improper installation, unauthorized modifications, misuse, neglect, inadequate maintenance, accident, or any part of which has been repaired or altered by anyone other than Giga-tronics or its authorized representatives, or not in accordance with Giga-tronics furnished instructions.

Giga-tronics products lines in general have exhibited very good reliability with few warranty repairs over the years. Most product repairs occur beyond the warranty period and are related to normal wear.

Schedule 4.3 Authorization of Government Authorities

None

Schedule 4.4 Effect of Contemplated Transaction

None

Schedule 5.7 Non-Exclusive License

US Patent 7,208,990 B1, April 24, 2007 – title passes to Spanawave with Microwave Signal Generator transfer.

US Patent 7,208,990 B1, April 24, 2007 – Spanawave will grant Giga-tronics a royalty-free and transferrable (to an acquirer) license to make, use, have made and sell Advanced Signal Generator products containing the IP in this patent.

GigaTronics will assign the Hassun Royalty agreement to Spanawave and grant a nonexclusive license to make, use, have made and sell Microwave Signal Generator products that contain IP in the Hassun Patents 7215167 and 7514970.